Exhibit 10.30

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (this "Agreement") dated as of June 14, 2004 (the "Effective Date"), between Enzon Pharmaceuticals, Inc. (the "Company"), a Delaware corporation with offices in Bridgewater, New Jersey, and Kenneth J. Zuerblis (the "Executive").

      WHEREAS, the Company is a biopharmaceutical company engaged in developing advanced therapeutics for life threatening diseases; and

      WHEREAS, Executive has been employed by the Company since 1992 in various capacities, currently as it's Vice President, Finance and Chief Financial Officer;

      WHEREAS, the Company wishes the Executive to continue to render services for the Company, on the terms and conditions set forth in this Agreement, and the Executive wishes to continue to be employed by the Company on such terms and conditions;

      WHEREAS, the Company and Executive are parties to a Change of Control Agreement dated as of January 20, 1995 (the "Original Agreement"), which the parties intend to be superseded by this Agreement;

      NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

      1. Employment; Effective Date of Agreement.

            The Company agrees to continue to employ the Executive, and the Executive accepts such continued employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement. The provisions of this Agreement are effective as of the Effective Date. This Agreement supercedes any prior understandings, agreements, or representations, written or oral, relating to the subject matter hereof, including, but not limited to, the Original Agreement, which is hereby terminated.

      2. Term.

            Unless terminated at an earlier date in accordance with Section 9 hereof, the term of the Executive's employment pursuant to this Agreement shall be from the Effective Date and shall extend through March 31, 2005, subject to automatic renewal for an additional twenty-four (24) months, unless either party hereto receives written notice from the other party no later than January 31, 2005 (a "notice of non-renewal") that such other party does not wish for the term hereof to continue beyond March 31, 2005, in which event the term hereof shall end on March 31, 2005 (the period during which the Executive is employed by the Company pursuant to this Section 2 being the "Term").

      3. Position and Duties.

      (a) Service with Company. During the term of the Executive's employment, the Executive agrees to perform such employment duties for the Company in an executive and managerial capacity commensurate with the position of Executive Vice President and Chief Financial Officer of the Company. As Executive Vice President and Chief Financial Officer, Executive shall have the authority and duty generally to supervise and direct the financial and accounting activities of the Company, subject to the control and direction of the Chief Executive Officer of the Company, the Board of Directors of the Company (the "Board"), or any duly authorized Committee of the Board


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      (b) Performance of Duties. The Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during his employment by the Company. Executive will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. While he remains employed by the Company, the Executive may participate in reasonable charitable activities and personal investment activities so long as such activities do not materially conflict or interfere with the performance of his obligations under this Agreement. Notwithstanding the foregoing, Executive shall be permitted to serve on up to two corporate boards of directors, provided such service does not materially impair the fulfillment of his responsibilities and duties as Executive Vice President and Chief Financial Officer of the Company.

      (c) Executive Representations and Warranties. Executive represents and warrants to the Company that his entering into and performing this Agreement will not constitute a breach of any employment, consulting, non-competition or other agreement to which he is a party or any other obligation of Executive. Executive represents and warrants to the Company that he has not been debarred under the Generic Drug Enforcement Act of 1992 (Sections 306-308 of the Federal Food, Drug and Cosmetic Act) nor has Executive received notice of action or threat of action of debarment. Executive shall comply with the Company's Substance Abuse Policy during the term of this Agreement.

      4. Compensation.

      (a) Base Salary. As compensation in full for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive, less applicable deductions and withholdings, a ratable base salary (the "Base Salary") of Three Hundred Twenty Thousand Dollars ($320,000) per year, which Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies for its senior management. The compensation payable to Executive during each year after the first year of the Executive's employment shall be established by the Board or the Compensation Committee thereof following an annual performance review by the Board, but in no event shall the Base Salary for any successive year of the Term be less than the Base Salary in effect during the previous year of the Term.

      (b) Annual Bonus. Executive shall be entitled to participate in the Company's bonus plan for management and any successor bonus plan covering management with respect to each fiscal year of the Company ending during the Term (the "Bonus Plan"). Under the Bonus Plan, the Executive shall be eligible to receive a performance-based cash bonus for each fiscal year ending during the Term in an amount, and based on individual and/or corporate objectives, targets and factors (and evaluation as to the extent of achievement thereof), to be established and determined by the Board in its discretion following consultation between the Chief Executive Officer and Executive prior to, or within sixty (60) days after the commencement of, each fiscal year. Under the Bonus Plan for the Executive, (i) the minimum cash bonus shall be zero (0), (ii) the target cash bonus shall equal 50% of the Base Salary (the "Target Bonus"), and (iii) the maximum cash bonus shall equal 82.5% of Base Salary.

      (c) Participation in Benefit Plans. While he is employed by the Company, Executive shall also be eligible to participate in any employee benefit plans or programs which may be offered by the Company to the extent that Executive meets the requirements for each individual plan and in all other plans in which Company executives participate. Notwithstanding the foregoing and subject to
Section 10(h), the Company and Executive acknowledge and agree that, although the Company intends to adopt a severance plan or plans for senior executives in the near future, it is not intended that Executive participate in such severance plan(s), it being understood that severance benefits payable to Executive will be governed solely by this Agreement. Further, it is understood that the Company may enter into individual contractual arrangements with other executives for benefits, and that nothing herein shall require the Company to provide the same benefits or level of benefits to Employee. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.


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      (d) Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company's normal policies for expense verification. The Company will also bear the cost of a corporate country club membership for use by Executive during the Term.

      (e) Issuance of Options. Upon execution of this Agreement, Executive shall be granted a non-qualified option to purchase Twenty-Five Thousand (25,000) shares of common stock, subject to the terms of a customary option grant agreement and the 2001 Stock Incentive Plan, with such changes as the Compensation Committee of the Board of Directors has approved. Executive acknowledges that he has received and reviewed a copy of the 2001 Stock Incentive Plan. At the discretion of the Board of Directors (or its applicable committee), Executive shall be entitled to receive further grants of stock options, subject to the terms of the Company's Non-Qualified Stock Option Plan, as amended (the "Option Plan"), or the Company's 2001 Incentive Stock Plan ("2001 Incentive Stock Plan") or such other equity compensation plans that may be adopted by the Company from time to time. Nothing contained herein shall be deemed to guarantee Executive any additional grants of options, restricted stock, other equity awards or securities of the Company.

      (f) Restricted Stock. Upon execution of this Agreement, Executive shall be granted Twenty-Seven Thousand Five Hundred (27,500) shares of restricted stock, subject to the terms of the Restricted Stock Award Agreement attached hereto as Exhibit A and the 2001 Stock Incentive Plan. Executive acknowledges that he has received and reviewed a copy of the 2001 Stock Incentive Plan. At the discretion of the Board of Directors (or its applicable committee), Executive shall be entitled to receive additional grants of restricted stock, subject to the terms of the 2001 Incentive Stock Plan or such other equity compensation plans that may be adopted by the Company from time to time. Nothing contained herein shall be deemed to guarantee Executive any additional grants of options, restricted stock, other equity awards or securities of the Company.

      (g) Vacation. Executive shall be entitled to vacations in accordance with the compensated time off policy of the Company with respect to its senior management, in effect from time to time.

      (h) Certain Legal Expenses. In the event of any legal proceedings, including without limitation arbitration, between the Company and Executive with respect to any dispute hereunder in which Executive prevails over the Company, the Company shall pay Executive's reasonable legal fees and expenses incurred in connection with such proceedings.

      5. Noncompetition and Confidentiality Covenant.

      (a) Noncompetition. The "Noncompete Period" shall be:

            (i) the Term of this Agreement plus the term of any consulting agreement between Executive and the Company entered into upon, or in connection with, the termination of his employment, and

            (ii) (A) with respect to any activity covered by clause (y) or (z) below, the one (1) year period immediately following termination of Executive's post-employment consultancy, or if no consulting agreement is entered into, termination of his employment with the Company and (B) with respect to any activity covered by clause (x) below, the two (2) year period immediately following termination of Executive's post-employment consultancy, or if no consulting agreement is entered into, termination of his employment with the Company (whether any such termination covered by clause (A) or (B) is with or without Cause or with or without Good Reason, or whether such termination is occasioned by the Employee or the Company, or whether such termination occurs as a result of the expiration or nonrenewal of the Term).


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      In consideration for the compensation payable to Executive pursuant to this Agreement, including without limitation the restricted stock granted to Executive hereunder, during the Noncompete Period, Executive will not directly, or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, consultant, representative or otherwise, become, or be interested in or associated with any other person, corporation, firm, partnership or entity, engaged to a significant degree in (x) developing, manufacturing, marketing or selling enzymes, protein-based biopharmaceuticals or other pharmaceuticals that are modified using polyethylene glycol ("PEG"), (y) developing, manufacturing, marketing or selling single-chain antigen-binding proteins or (z) any activity which is in competition with or resembles any proprietary technology, process, product or area of business in which the Company is engaged or with Executive's participation has been actively planning to be engaged from time to time during the term of this Agreement. For purposes of the preceding sentence, to determine whether any entity is engaged in such activities to a "significant degree", comparison will be made to the Company's operations at that time. In other words, an entity will be deemed to be engaged in an activity to a significant degree if the number of employees and/or amount of funds devoted by such entity to such activity would be material to the Company's operations at that time. The provisions contained in this Section 5(a) shall survive the termination of Executive's employment pursuant to Section 9 hereof or otherwise. In the event Executive breaches any of the covenants set forth in this Section 5(a), the running of the period of restriction set forth herein shall be tolled for the period during which the breach exists and recommence upon Executive's compliance with the terms of this Section 5(a).

      (b) Confidentiality.

            (i) Executive acknowledges that, by reason of his employment by the Company, he will have access to confidential information of the Company, including, but not limited to, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, marketing, distribution and sales methods, sales and profit figures, customer and vendor lists and relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, suppliers and others who have business dealings with them ("Confidential Information"). The Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Term, he/she will not disclose any Confidential Information to any person or entity, nor use the Confidential Information for any purpose, except as his duties as an employee of the Company may require, without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of the Employee in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company or which is required to be disclosed by court order or applicable law.

            (ii) All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, research and development plans and products, and other property delivered to or compiled by Executive for or on behalf of the Company or its vendors or customers that pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to its discretion and control. Likewise, all formulae, correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company (and all copies thereof) that are collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

      (c) Proprietary Information. Executive is hereby prohibited from ever using any of the Company's proprietary information or trade secrets to conduct any business, except for the Company's business while Executive is employed by the Company.

      (d) Survival of Covenants. The provisions contained in Section 5(b) and
(c) shall survive the


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termination of Executive's employment pursuant to Section 9 hereof or otherwise.

      (e) Nonsolicitation of Employees. During the Noncompete Period (utilizing the period of time reflected in Sections 5(a)(i) and 5(a)(ii)(B) hereof), Executive shall not, directly or indirectly, personally or through others, encourage to leave employment with the Company, employ or solicit for employment, or advise or recommend to any other person, firm, business, or entity that they employ or solicit for employment, any employee of the Company or of any parent, subsidiary, or affiliate of the Company. The provisions of this Section 5(e) shall survive the termination of Executive's employment.

      6. Ventures.

      If, during the term of his employment, the Executive is engaged in or associated with the planning or implementing of any project, program, venture or relationship involving the Company and a third party or parties, all rights in such project, program, venture or relationship shall belong to the Company. Except as approved by the Board, the Executive shall not be entitled to any interest in such project, program, venture or relationship or to any commission, finder's fee or other compensation in connection therewith.

      7. Acknowledgment.

      Executive agrees that the covenants and agreements contained in Section 5 hereof are the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the Company's interests, properties and business; that irreparable loss and damage will be suffered by the Company should Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability or breach of any such covenants or agreement shall not affect the validity or enforceability of any other such covenant or agreement or any other provision of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to both temporary and permanent injunctions and any other rights or remedies it may have, at law or in equity, to end or prevent a breach or contemplated breach by Executive of any such covenants or agreements.

      (a) Geographic Extent of Executive's Obligations Concerning Section 5. Given the nature of the Company's business, the restrictions contained in
Section 5 cannot be limited to any particular geographic region. Therefore, the obligations of Executive under Section 5 shall apply to any geographic area in which the Company (i) has engaged in business during the Term through its investment or trading activities or otherwise, or (ii) has otherwise established its goodwill, business reputation or any customer or vendor relations.

      (b) Limitation of Covenant. Ownership by Executive, as a passive investment, of less than one percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on Nasdaq shall not constitute a breach of Section 5.

      (c) Blue Pencil Doctrine. If the duration or geographical extent of, or business activities covered by, Section 5 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

      (d) Disclosure. Executive shall disclose to any prospective employer, prior to accepting or continuing employment, the existence of Section 5 of this Agreement and shall provide such prospective employer with a copy of Section 5 of this Agreement. The obligation imposed by this subsection 7(d) shall terminate two years after the end of the Term.


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      8. Intellectual Property and Related Matters.

      (a) Disclosure and Assignment. Executive will promptly disclose in writing to the Company complete information concerning each and every product, invention, discovery, practice, process or method, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the Term, or six months thereafter, whether or not during regular working hours, relating either directly or indirectly to, or useful in, any aspect of the business, products, practices or techniques of the Company ("Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of the Developments. At the request of the Company, Executive will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the period ending one year after the Term.

      (b) Limitation on Section 8(a). The provisions of Section 8(a) shall not apply to any Development, for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.

      (c) Assistance of Executive. Upon request by the Company and without further compensation therefore, but at no expense to Executive, Executive will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, may be necessary or desirable in enforcing the Company's intellectual property and trade secret rights, and for perfecting, affirming and recording the Company's complete ownership and title thereto.

      (d) Records. Executive will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon the earlier of its request or the conclusion of his employment, Executive will promptly surrender same to it.

      (e) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefore, but at no expense to Executive, Executive shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.

      (f) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Executive that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

      (g) Survival. The obligations imposed by this Section 8 on Executive shall survive termination of this Agreement pursuant to Section 9 or otherwise.

      9. Termination of Employment.


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      (a) Grounds for Termination. Executive's employment pursuant to this
Agreement shall terminate prior to the expiration of the Term in the event that at any time:

            (i) Executive dies,

            (ii) Executive becomes disabled (as defined below), so that he cannot perform the essential functions of his position with or without reasonable accommodation,

            (iii) The Board elects to terminate Executive's employment for "Cause" and notifies Executive in writing of such election, or

            (iv) The Board elects to terminate Executive's employment without "Cause" and notifies Executive in writing of such election.

      If Executive's employment is terminated pursuant to clause (i), (ii) or
(iii) of this Section 9(a), such termination shall be effective immediately. If Executive's employment is terminated pursuant to subsection (iv) of this Section 9(a), such termination shall be effective 30 days after delivery of the notice of termination; provided, however, that the Company may elect to make such termination effective immediately, in which case Executive's employment shall terminate immediately upon delivery of the notice of termination, but the Company shall continue to pay him his salary during such 30-day period and the last day of such 30-day period shall be deemed to be the date of termination of his employment for purposes of any pro rata calculations and determination of post-termination periods under this agreement.

      (b) "Cause" Defined. "Cause" shall mean (i) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company, (ii) Executive's refusal to perform his obligations to the Company hereunder (other than any such failure resulting from illness or incapacity), which refusal is demonstrably and materially injurious to the Company and is not halted and cured to the reasonable satisfaction of the Company within 30 days after notice thereof by the Company to Executive, or
(iii) Executive's breach of his obligations under this Agreement, which breach is demonstrably and materially injurious to the Company and is not halted and cured to the reasonable satisfaction of the Company within 30 days after notice thereof by the Company to Executive. For purposes of this Section 9(b), no act or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action of omission was in the best interest of the Company. Notwithstanding the foregoing, with respect to the definitions of Cause set forth in clauses (i), (ii) and (iii) above, Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (not including Executive if he shall then serve as a director) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth above and specifying the particulars thereof in reasonable detail.

      (c) Termination by Executive for Good Reason. Executive's employment pursuant to this Agreement may terminate prior to the expiration of the Term in the event Executive has a "Good Reason" to terminate his employment, which shall mean the following:

            (i) Any material adverse change in Executive's status or position as an officer of the Company, including, without limitation, any material adverse change in Executive's status or position as a result of a diminution in Executive's duties, responsibilities or authority as of the Effective Date (or any status or position to which Executive may be promoted after the Effective Date) or the assignment to Executive of any duties or responsibilities which are inconsistent with Executive's status or position, or any removal of Executive from or any failure to reappoint or reelect Executive to such position; provided, however, that none of the foregoing shall be deemed


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      to have occurred as long as Executive remains, in actual practice, the
      Company's most senior finance and investor relations executive; or

            (ii) The material breach by the Company of its obligations under this Agreement; or

            (iii) A reduction in Executive's annual Base Salary as the same may be increased from time to time; or

            (iv) The relocation of the Company's principal executive offices to a location more than thirty-five (35) miles from the location of such offices (other than a relocation that results in the location of the offices in closer proximity to Executive's residence) or the Company requiring Executive to be based anywhere other than the Company's principal executive offices, except for required travel substantially consistent with Executive's business obligations.

      Prior to the Executive being permitted to terminate his employment for Good Reason, the Company shall have sixty (60) days to cure any such alleged breach, assignment, reduction or requirement, after Executive provides the Company written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

      (d) "Change of Control" Defined. "Change of Control" means the following:

            (i) "Board Change" which, for purposes of this Agreement, shall have occurred if, over any twenty-four month period, a majority of the seats (other than vacant seats) on the Company's Board were to be occupied by individuals who were neither (A) nominated by at least one-half (1/2) of the directors then in office (but excluding, for purposes of determining directors then in office, any director whose initial assumption of office occurs as a result of either an actual or threatened election contest, or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Company or its Board of Directors) nor (B) appointed by directors so nominated, or

            (ii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the then outstanding voting securities of the Company (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any public offering by the Company of its voting securities; or

      (iii) a consolidation of the Company with another entity, or a merger of the Company with another entity in which neither the Company nor a corporation that, prior to the merger, was a subsidiary of the Company shall be the surviving entity; or

      (iv) a merger of the Company following which either the Company or a corporation that, prior to the merger, was a subsidiary of the Company, shall be the surviving entity and a majority of the Outstanding Company Voting Securities is owned by a Person or Persons who were not "beneficial owners," as defined in Rule 13d-3 of the Exchange Act, of a majority of the Outstanding Company Voting Securities immediately prior to such merger; or

      (v) a voluntary or involuntary liquidation of the Company; or

      (vi) a sale or disposition by the Company of at least 80% of its assets in a single transaction or a series of transactions (other than a sale or disposition of assets to a subsidiary of the Company in a transaction not involving a Change of Control or a change in control of such subsidiary). Transactions in


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which the Executive is part of the acquiring group do not constitute a Change of
Control.

      (e) "Disabled" Defined. As used in this Agreement, the term "disabled" means any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of 180 days.

      (f) Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, lists, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

      10. Effect of Termination.

      (a) Termination Without Cause or for Good Reason or Upon the Company's Notice of Non-Renewal.

            In the event the Company terminates Executive's employment as the Company's Executive Vice President and Chief Financial Officer without Cause pursuant to Section 9(a)(iv) hereof, Executive terminates his employment for Good Reason pursuant to Section 9(c) hereof, or the Company provides a notice of non-renewal of the Term under Section 2 hereof,

            (i) Executive shall receive cash payments equal to his annual Base Salary at the time of such termination and such payments shall be made in a lump sum within 10 days after the date of termination; and

            (ii) Executive shall receive a cash payment equal to the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable for the fiscal year which commences immediately following the date of termination and such payment shall be made in a lump sum within 10 days after the date of termination; and

            (iii) if Executive, and any spouse and/or dependents ("Family Members") has medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as "COBRA") for Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination and will continue to pay Executive an amount equal to such COBRA reimbursement during the eighteen (18) month period following such initial eighteen (18) month period after such termination; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage as of the date Executive and his Family Members become eligible to obtain comparable benefits from a subsequent employer; and

            (iv) Executive shall receive cash payments equal to any unpaid Base Salary through the date of termination and such payments shall be made in a lump sum within 10 days after the date of termination; and

            (v) Executive shall receive a cash payment equal to a pro rata amount of the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year during which termination occurs, which shall be paid in a lump sum within 10 days after the date of termination; and

            (vi) all options to acquire shares in the Company held by the Executive which have not vested at the time of such termination of employment, will terminate as of the date of such termination of employment and will be of no further force or effect; provided however that a pro rated portion (based on that portion of the year between the prior vesting date or the award date and the next vesting date during which the Executive is employed by the Company) of those options scheduled to vest on the next vesting date shall vest; and all of the options which are exercisable at the date of termination of employment shall remain exercisable after such termination in accordance with the terms of the relevant plans and granting instruments (to the extent any provision of this agreement conflicts with any provision of any stock option plan or agreement between the Company and Exective, the provision hereof shall take precedence); and

      (vii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination; and

      (viii) in the event Executive is terminated under this Section 10(a) within six months after the first date of employment by the Company of a new CEO and prior to December 31, 2005, then the option granted to executive under
Section 4(e) and all shares of restricted stock awarded to Executive under
Section 4(f) shall fully vest upon the date of his termination.

      (b) Termination for Cause. In the event the Company terminates Executive's employment as the Company's Executive Vice President and Chief Financial Officer for Cause pursuant to Section 9(a)(iii) hereof, (i) Executive shall be entitled to receive payment of his Base Salary through the date of termination, (ii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination,
(iii) all options to acquire shares in the Company held by the Executive which have vested prior to the date of Executive's termination of employment shall remain exercisable after such termination in accordance with the terms of the relevant plans and granting instruments, (iv) all options granted to Executive that have not vested prior to the date of Executive's termination of employment will terminate as of the date of such termination and will be of no further force and effect; and (v) all shares of restricted stock awarded to Executive that have not vested prior to the date of Executive's termination of employment shall be forfeited.

      (c) Death. In the event Executive's employment with the Company is terminated as a result of Executive's death, (i) Executive's estate or Executive's duly designated beneficiaries shall be entitled to payment of his Base Salary through the date of Executive's death; (ii) Executive's estate or Executive's duly designated beneficiaries shall be entitled to a pro rata amount of the Target Bonus (based on the Base Salary at the time of death) for the fiscal year in which he dies; (iii) all options to acquire shares in the Company held by the Executive which have not vested at the time of Executive's death will continue to vest in accordance with their terms and shall remain exercisable (together with any options which had previously vested), until the earlier of (A) one year from the date of death and (B) the end of the remaining exercise term of such options; (iv) all shares of restricted stock awarded to Executive shall fully vest; and (v) Executive's estate or Executive's duly designated beneficiaries shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's death. If Executive's Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse such Family Member for the total applicable premium cost for medical and dental coverage under COBRA for such Family Members for a period of up to twenty-four (24) months commencing on the date of such termination; provided the Company shall have no obligation to reimburse such Family Members for the premium cost of COBRA coverage as of the date they become eligible to obtain comparable benefits from another employer.

      (d) Disability. Upon termination of Executive's employment as the Company's Executive Vice President and Chief Financial Officer on account of Executive's disability pursuant to Section 9(a)(ii) hereof, (i) Executive shall be entitled to payment of his Base Salary through the commencement of long term disability payments to Executive under any plan provided or paid for by the Company, (ii) Executive shall be entitled to a pro rata amount of the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year in which his employment is terminated, (iii) Executive shall be entitled to all compensation and benefits to which Executive is entitled pursuant to the Company's disability policies in effect as of the date of Executive's termination, (iv) all options to acquire shares of the Company held by the Executive which have not vested at the date of termination of employment will continue to vest in accordance with their terms, and shall remain exercisable (together with any options which had previously vested), until the earlier of (A) one year from the date of such termination of Executive's employment and (B) the end of the remaining exercise term of such options, (v) all shares of restricted stock awarded to Executive shall fully vest; and (vi) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination. If Executive and his Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under COBRA for Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination; provided the Company shall have no obligation to reimburse Executive and his Family Members for the premium cost of COBRA coverage as of the date they become eligible to obtain comparable benefits from another employer.

      (e) Voluntary Resignation or upon Executive's Notice of Non-Renewal. In the event Executive voluntarily terminates his employment with the Company, or the Executive's employment terminates following Executive having provided the Company with a notice of non-renewal of the Term under Section 2 hereof, (i) Executive shall be entitled to receive payment of his Base Salary through the date of termination, (ii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination, (iii) all options to acquire shares of the Company held by the Executive which have vested prior to the date of such termination shall remain exercisable after such termination in accordance with the terms of the relevant plans and granting instruments, (iv) all options to acquire shares of the Company held by the Executive which have not vested prior to the date of such termination will terminate as of the date of such termination and will be of no further force and effect, and (v) all shares of restricted stock awarded to Executive that have not vested prior to the date of Executive's termination of employment shall be forfeited.

      (f) Termination without Cause or for Good Reason or Upon the Company's Notice of Non-Renewal in Connection with a Change in Control. In the event the Company terminates Executive's employment as the Company's Executive Vice President and Chief Financial Officer without Cause pursuant to Section 9(a)(iv) hereof or Executive terminates such employment for Good Reason pursuant to
Section 9(c) hereof, or the Company provides a notice of non-renewal of the Term under Section 2 hereof, within the period which commences ninety (90) days before and ends one (1) year following a Change in Control, in lieu of the provisions of Section 10(a) or 10(e) above,

            (i) Executive shall receive cash payments equal to any unpaid Base Salary through the date of termination, plus an amount equal to the pro rated portion of the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable to Executive for the fiscal year during which such termination occurs, which payments shall be made in a lump sum within 10 days after the date of termination; and

            (ii) Executive shall receive, in a lump sum within 10 days after the date of termination, cash payments equal to two (2) times the sum of the following: (1) his Base Salary at the time of such termination and (2) the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year in which such termination occurs; and

            (iii)if Executive and his Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under COBRA for Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination and will continue to pay Executive an amount equal to such COBRA reimbursement during the eighteen
      (18) month period following such initial eighteen (18) month period after such termination; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage as of the date Executive and his Family Members become eligible to obtain comparable benefits from a subsequent employer; and

            (iv) all options to acquire shares of the Company held by the Executive shall become fully vested immediately prior to the effective date of the Change in Control. Executive shall have a reasonable opportunity to exercise all or any portion of such options prior to the effective date of the Change in Control, and any options not exercised prior to the effective date of the Change in Control shall terminate as of the effective date of the Change in Control and will be of no further force or effect; and

            (v) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination; and

            (vi) all shares of restricted stock awarded to the Executive shall fully vest immediately prior to the Change in Control or, if later, upon Executive's termination of employment; and

            (vii) in addition to (but not as a condition of the Company's obligations with respect to any of) the foregoing, at Executive's option, exercisable within 30 days after the date of termination, the Company and Executive shall enter into a consulting agreement in the form of Exhibit B attached hereto.

      In the event the Executive becomes entitled to payments under this Section 10(f), the Company shall cause its independent auditors promptly to review, at the Company's expense, the applicability of Section 4999 of the Internal Revenue Code (the "Code") to such payments. If such auditors shall determine that any payment or distribution of any type by the Company to Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would subject Executive to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional cash payment (a "Gross Up Payment") within 30 days of such determination equal to an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross Up Payment, Executive would retain an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, Executive's tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis) (including his share of F.I.C.A. and Medicare taxes) then in effect. If no determination by the Company's auditors is made prior to the time a tax return reflecting the Total Payments is required to be filed by Executive, Executive will be entitled to receive a Gross Up Payment calculated on the basis of the Total Payments reported by Executive in such tax return, within 30 days of the filing of such tax return. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company's independent auditors or reflected in Executive's tax return pursuant to this Section 10(g), the Executive shall be entitled to receive the full Gross Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company within 30 days of such determination.

      (g) If and when during the Term, the Company shall adopt (or amend) a severance plan generally applicable to its executive officers (other than the Chief Executive Officer), which provides for payments and benefits upon certain events of termination of employment in connection with a change in control of the Company at levels that are greater than those provided herein under Section 10(f) (or provide in connection with a change in control of the Company, for lump sum or otherwise more accelerated payments than those provided for under
Section 10(f)), then promptly following adoption (or amendment) of such a plan, the Company and Executive agree to negotiate in good faith an amendment to the provisions of Sections 10(f) to provide Executive with comparable payments and benefits upon certain events of termination in connection with a change of control of the Company to those provided to other senior executive officers covered by such plan with the same line of reporting to the Chief Executive Officer as Executive. Notwithstanding the foregoing, it is understood that the Company may enter into individual contractual arrangements with other executives for benefits, and nothing herein shall require the Company to provide the same benefits or level of benefits to Employee.

      (h) Notwithstanding anything else herein to the contrary, Executive shall not be entitled to realize or receive any termination related benefits provided for in this Section 10, including, without limitation, all post-termination payments and the acceleration of option or restricted stock vesting schedules, unless Executive shall have executed and delivered to the Company a full release (reasonably satisfactory to the Company's counsel) of all claims against the Company and its affiliates, successors and assigns, except claims arising under this agreement (e.g., enforcement of vested options).

      11. Miscellaneous.

      (a) Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

      (b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

      (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

      (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns. The Company will require its successors to expressly assume its obligations under this Agreement.

      (e) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, and provided that such assignment arises by operation of law or involves an express written assumption by the assignee, the Company shall be immediately released and discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement.

      (f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by Executive.

      (g) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

                      Address for the Executive:
                      Kenneth J. Zuerblis
                      c/o Enzon Pharmaceuticals, Inc.
                      685 Route 202/206
                      Bridgewater, New Jersey 08807

                      Address for the Company:
                      Enzon Pharmaceuticals, Inc.
                      685 Route 202/206
                      Bridgewater, New Jersey 08807
                      Attn: Vice President, Human Resources

Any party may change the address set forth above by notice to each other party given as provided herein.

      (h) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      (i) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

      (j) Resolution of Certain Claims - Injunctive Relief. The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5 through 8 and 9(f) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and the Company shall be entitled to recover from the Executive its reasonable attorneys' fees and costs in enforcing the provisions of Sections 5 through 8 and 9(f).

      (k) Arbitration. Except as otherwise specifically provided for hereunder, any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with the laws of the State of New Jersey. Such arbitration shall be conducted in the State of New Jersey in accordance with the rules then existing of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

      (l) Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

      (m) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement or any other agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Executive hereby agrees to indemnify and hold harmless the Company should the Company fail to withhold tax from any such payment from which tax is required to be withheld.

      IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

ENZON PHARMACEUTICALS, INC.

By:
      Arthur J. Higgins
      Chairman

      Kenneth J. Zuerblis

                                                                       Exhibit A

                        RESTRICTED STOCK AWARD AGREEMENT

            THIS AGREEMENT, made as of this 14th day of June, 2004, by and between Enzon Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Kenneth Zuerblis ("Executive").

            WITNESSETH, THAT:

            WHEREAS, The Company wishes to grant a restricted stock award to Executive;

            NOW, THEREFORE, In consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

            1. Award

            The Company, effective as of the date of this Agreement, hereby grants to Executive a restricted stock award of 27,500 shares (the "Shares") of common stock of the Company (the "Common Stock") subject to the terms and conditions set forth herein and to the terms of the Employment Agreement between the Company and Executive, dated as of MONTH DAY, 2004, (the "Employment Agreement") which are specifically referenced herein. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

            2. Vesting

            Subject to the terms and conditions of this Agreement, the Executive's Shares shall vest according to the following schedule:

                     Date             Number of Shares that Vest on such Date
                     ----             ---------------------------------------

            June 14, 2007                             7,500

            June 14, 2008                             7,500

            June 14, 2009                            12,500

            3. Restriction on Transfer

            Until any group of Shares vests pursuant to Sections 2 or 4 hereof, none of such Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer such Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such Shares.

            4. Early Vesting; Forfeiture

            (a) In the event the Company terminates Executive's employment as the Company's Chief Financial Officer without Cause pursuant to Section 9(a)(iv) of the Employment Agreement or Executive terminates such employment for Good Reason pursuant to Section 9(c) of the Employment Agreement, or the Company provides a notice of non-renewal of the Term of the Employment Agreement under
Section 2 thereof, all of the Shares granted to Executive pursuant to Section 1 hereof shall vest immediately upon termination;

            (b) In the event the Company terminates Executive's employment as the Company's Chief Financial Officer for Cause pursuant to Section 9(a)(iii) of the Employment Agreement, Executive will forfeit all unvested Shares granted to Executive pursuant to Section 1 hereof.

            (c) In the event Executive's employment as the Company's Chief Financial Officer is terminated as a result of Executive's death, all unvested Shares granted to Executive pursuant to Section 1 hereof shall vest immediately upon Executive's death.

            (d) Upon termination of Executive's employment as the Company's Chief Financial Officer on account of Executive's disability pursuant to Section 9(a)(ii) of the Employment Agreement, all unvested Shares granted to Executive pursuant to Section 1 hereof shall vest immediately upon such termination.

            (e) In the event Executive voluntarily terminates his employment as the Company's Chief Financial Officer, other than for Good Reason pursuant to
Section 9(c) of the Employment Agreement, Executive will forfeit all unvested Shares granted to Executive pursuant to Section 1 hereof.

            (f) Notwithstanding anything to the contrary in this Agreement or the Employment Agreement, the Compensation Committee of the Board of Directors of the Company (the "Committee") or the Board of Directors of the Company (the "Board"), in its sole discretion, may waive any of the forfeiture requirements in this Section 4 or may accelerate the vesting of all or a portion of the Shares as the Committee or the Board so determines.

            5. Issuance and Custody of Certificate

            (a) The Company shall cause to be issued one or more stock certificates, registered in the name of Executive, evidencing the Shares. Each such certificate shall bear the following legends:

                "The shares of common stock represented by this certificate are subject to forfeiture, and the transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including restrictions against transfer) contained in a Restricted Stock Award Agreement entered into between Enzon Pharmaceuticals, Inc. (formerly known as Enzon, Inc.) and the registered owner of such shares dated _________, 2004. A Copy of the Restricted Stock Award Agreement is on file in the office of Enzon Pharmaceuticals, Inc."

            (b) Contemporaneous with the execution hereof, Executive shall cause stock powers relating to the Shares executed by Executive to be delivered to the Company.

            (c) Each certificate issued pursuant to Section 5(a) hereof, together with the stock powers relating to the Shares, shall be deposited by the Company with the Secretary of the Company or a custodian designated by the Secretary. The Secretary or such custodian shall issue a receipt to Executive evidencing the certificate or certificates held which are registered in the name of Executive.

            (d) After any Shares subject to this Agreement vest pursuant to Sections 2 or 4(b) hereof, the Company shall promptly cause a certificate or certificates evidencing such vested Shares without the legal legend called for in Section 5(a) (together with the stock powers relating to the Shares) to be released and delivered to Executive or Executive's legal representatives, beneficiaries or heirs.

            (e) Prior to issuance of the Shares, the Company shall have caused such issuance to be registered under the Securities Act of 1933, as amended.

            6. Distributions and Adjustments

            (a) In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other event, including a Change in Control as defined in the Employment Agreement, the number and character of the Shares shall be adjusted at the same time and to the same extent as other shares of Common Stock are adjusted as a result of any such event. If all or any portion of the

Shares vest in Executive subsequent to any such change in the number or character of the shares of Common Stock, Executive shall then receive upon such vesting the number and type of securities or other consideration which Participant would have received if the Shares had vested prior to the event changing the number or character of outstanding shares of Common Stock.

            (b) Any additional shares of Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares prior to the date the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares. Any cash dividends payable with respect to the Shares shall be distributed to Executive at the same time cash dividends are distributed to stockholders of the Company generally.

            (c) Any additional shares of Common Stock, any securities and any other property (except for cash dividends) distributed with respect to the Shares prior to the date such Shares vest shall be promptly deposited with the Secretary or the custodian designated by the Secretary to be held in custody in accordance with Section 5(c) hereof for Executive's benefit and shall be distributed to Executive as provided in Section 6(b) when the Shares vest.

            7. Taxes

            (a) The issuance of the Shares to Executive pursuant to this Agreement involves complex and substantial tax considerations, including, without limitation, consideration of the advisability of Executive making an election under Section 83(b) of the Internal Revenue Code. The Executive is urged to consult his own tax advisor with respect to the transactions described in this Agreement. The Company makes no warranties or representations whatsoever to the Executive regarding the tax consequences of the grant to the Executive of the Shares or this Agreement. Executive acknowledges that the making of any
Section 83(b) election shall be his personal responsibility.

            (b) In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it in connection with this restricted stock award, and in order to comply with all applicable federal or state tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state income and social security taxes, which are the sole and absolute responsibility of Executive, are withheld or collected from Executive.

            (c) Executive may elect to satisfy his federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the order of the Company, (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a fair market value based on the last reported sale price of a share of Common Stock on the Nasdaq Stock Market (or if the Shares no longer trade on the Nasdaq Stock Market, the closing or last reported price on the principal exchange or system on which they trade) (the "Fair Market Value") equal to the amount of such taxes, or (iii) delivering to the Company Common Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share. The Participant's election must be made on or before the date that the amount of tax to be withheld is determined. Otherwise, the Company shall be entitled to withhold taxes due in such manner as the Company determines in its discretion.

            8. Miscellaneous

            (a) Executive shall be entitled at all times to all of the rights of a stockholder with respect to the Shares, including without limitation the right to vote and tender such Shares and to receive dividends and other distributions as provided in and subject to the provisions of Section 6.

            (b) Executive hereby acknowledges receipt of a copy of the Employment Agreement. The Employment Agreement is also available for inspection during business hours at the principal office of the Company.

            (c) This Agreement shall not confer on Executive any right with respect to continuance of employment by the Company.

            (d) This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, and upon Executive, his administrator, executor, personal representative, successors and heirs.

            (e) Except as provided in Section 4(f), no change to or modification of this Agreement shall be valid unless it is in writing and signed by the Company and Executive. .

            IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be executed on the day and year first above written.

                                                  ENZON PHARMACEUTICALS, INC.

                                                  By:
                                                     ------------------------
                                                      Arthur Higgins
                                                      Chairman

                                                      -----------------------
                                                      Kenneth Zuerblis

                                                                       Exhibit B

                              CONSULTING AGREEMENT

Dated:_________________

      THIS IS A CONSULTING AGREEMENT (this "Agreement") between:

      ENZON PHARMACEUTICALS, INC. ("Enzon"), a Delaware corporation; and

      KENNETH J. ZUERBLIS ("Consultant").

BACKGROUND

      A. Consultant has expertise in finance and operations, has been associated with Enzon as a senior executive for a substantial period of time and has architected or otherwise been substantially involved in all of its material developments for at least ten years.

      B. Enzon desires to engage Consultant to provide expert consulting services to assist Enzon with respect to the transition of a new management team and ___________________________________________________________________________.

TERMS

      NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

            1. Term. The initial term of this Agreement will commence on the date hereof and expire one day before the first anniversary of the date hereof. This Agreement may be earlier terminated by either party upon a material breach hereof if the non-breaching party gives notice of the breach to the breaching party and the breaching party fails to cure such breach to the reasonable satisfaction of the non-breaching party within thirty (30) days after such notice.

            2. Consulting Services.

                  (a) During the term hereof, Consultant will provide to Enzon the following consulting services within the competence and expertise of Consultant or Consultant's staff:_______________________________________
(hereinafter, the "Consulting Services"). The Consulting Services will be subject to the additional specifications, standards, goals or requirements (if any) as are set forth in Part I of Schedule A attached hereto.

                  (b) Consultant shall provide the Consulting Services in accordance with the amount and/or time parameters specified in Part II of Schedule A attached hereto.

            3. Compensation. As full remuneration for the Consulting Services, Enzon will pay Consultant a consulting fee as specified in Part III of Schedule A hereto. Payments will be made hereunder only for periods in which Consultant actually performs the Consulting Services.

            4. Performance Standard. Consultant represents and warrants that he has expertise in the field or specialty specified in Paragraph B under "Background" at the top of this Agreement as necessary and sufficient to provide the consulting Services, and that such services as provided will conform to and satisfy the specifications, standards and requirements set forth in Part I of Schedule A attached hereto.


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


            5. Conflicts. Consultant represents that no existing or prior engagement by it for another party creates a present, or a material prospect for a future, conflict of interest for Consultant that would interfere materially with Consultant's performance of its/her/his undertakings hereunder.

            6. Confidentiality; Proprietary Information; Intellectual Property.

                  (a) During the term of this Agreement and for five (5) years after expiration or termination of this Agreement, Consultant shall use Confidential Information solely for the purpose of performing the Services; provided, however, Consultant shall have no liability to Company with respect to use or disclosure of information to third parties to the extent that Consultant can establish by written documentation that such information has been:

                        (i) part of the public domain prior to disclosure by
                  Company of such information to the Consultant;

                        (ii) part of the public domain, without fault on the
                  part of Consultant, subsequent to disclosure by Company of such information to Consultant;

                        (iii) received by Consultant at any time from a source
                  other than Company lawfully having possession of and the right to disclose such information;

                        (iv) otherwise known by Consultant prior to disclosure
                  by Company of such information to Consultant; or

                        (v) independently developed by or for Consultant without
                  use of, reliance upon or reference to Confidential Information received hereunder.

                  (b) "Confidential Information" shall mean Company's technical, business and financial information, including, where appropriate and without limitation, any information, business and financial data, patent disclosures, patent applications, trade secrets, structures, computer files, models, techniques, processes, compositions, compounds and apparatus disclosed by Company to Consultant.

                  (c) Notwithstanding the provisions of Section 6(a) & (b), this
Section 6 shall not prohibit Consultant from disclosing Confidential Information pursuant to any order of any court or governmental agency, provided that Consultant notifies the Company of such order as far in advance of such disclosure as reasonably possible (and in any event, within 48 hours after receiving such order) and cooperates reasonably with the Company's efforts to obtain a protective order or relief from such court or agency.

                  (d) Consultant agrees that Consultant will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Consultant has an agreement or duty to keep such information or secrets confidential.

                  (e) Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with Consultant's performance of the Services, and not to disclose to any person or entity, or to use it except as necessary in performing the Services, consistent with Company's agreement with such third party.


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

                  (f) Executive is hereby prohibited from ever using any of the Company's proprietary information or trade secrets to conduct any business, except for the Company's business while Executive is employed by the Company.

                  (g) Company shall own all right, title and interest in and to any intellectual property produced by Consultant in the performance of the Consulting Services or which result, to any extent, from use of Company's premises or property. Upon request and at the expense of Company, Consultant shall execute and deliver any and all instruments and documents and take such other actions as may be necessary or desirable to assign and transfer such intellectual property to Company.

                  (h) This Section 6 shall not be construed as limiting or replacing any other obligations Consultant has to the Company respecting confidentiality, proprietary information and/or intellectual property. To the extent any such other obligations are more restrictive on Consultant than those contained in this Section 6, such other obligations shall take precedence.

            7. Covenant Not to Compete. In consideration for the compensation payable to Executive pursuant to this Agreement, during the term hereof, Consultant will not directly, or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, consultant, representative or otherwise, become, or be interested in or associated with any other person, corporation, firm, partnership or entity, engaged to a significant degree in (x) developing, manufacturing, marketing or selling enzymes, protein-based biopharmaceuticals or other pharmaceuticals that are modified using polyethylene glycol ("PEG"), (y) developing, manufacturing, marketing or selling single-chain antigen-binding proteins or (z) any activity which is in competition with or resembles any proprietary technology, process, product or area of business in which the Company is engaged or with Consultant's participation has been actively planning to be engaged from time to time during the term of this Agreement. For purposes of the preceding sentence, to determine whether any entity is engaged in such activities to a "significant degree", comparison will be made to the Company's operations at that time. In other words, an entity will be deemed to be engaged in an activity to a significant degree if the number of employees and/or amount of funds devoted by such entity to such activity would be material to the Company's operations at that time.

            8. Relationship of the Parties.

                  (a) The relationship of Consultant to Enzon hereunder is that of independent contractor. Nothing herein shall be deemed to appoint Consultant as the agent of Enzon for any purpose or create any partnership, association or joint venture between the parties.

                  (b) Consultant is retained by Enzon solely for the purposes set forth herein. Neither party shall have the power to act as the other party's agent or bind the other party with respect to third parties, nor shall either party or any of its employees or agents make any representation to the contrary.

                  (c) Neither Consultant nor any of Consultant's employees, representatives or agents (if any) shall be construed for any purpose to be an employee subject to the control and direction of Enzon. Consultant acknowledges and agrees that it/she/he will be solely responsible for paying all salaries, wages, benefits and other compensation that Consultant's employees, representative or agents may be entitled to receive in connection with performing the Consulting Services.

                  (d) The compensation to be paid to Consultant under this Agreement includes, and Consultant shall be liable for, all taxes, excises, assessments and other charges levied by any government agency on, or because of, the Consulting Services performed hereunder and any materials, equipment, services or supplies furnished or used in the performance of the Consulting Services.

                  (e) Consultant shall maintain workers' compensation/employer's liability insurance, disability insurance, errors and omissions insurance and comprehensive general liability insurance to the extent, and in amounts which are, customary in the industry in which Consultant is engaged.

            9. Indemnification.

                  (a) Consultant shall indemnify and defend Enzon against, and hold it harmless from, any and all claims, liabilities, demands, causes of action, damages, losses and expenses, including, without limitation, reasonable attorneys' fees and costs of suit, arising out of or in connection with:

                        (i) any actual or alleged negligent or reckless act or
                  omission of Consultant or any of Consultant's employees, representatives or agents;

                        (ii) any actual or alleged violation by Consultant or
                  any of its employees, representatives or agents of any law or regulation; and

                        (iii) any determination or allegation that Consultant or
                  any of Consultant's employees, representatives or agents is an employee of Enzon.

                  (b) Enzon shall indemnify and defend Consultant against, and hold it harmless from, any and all claims, liabilities, demands, causes of action, damages, losses and expenses, including without limitation, reasonable attorneys' fees and costs of suit, arising out of or in connection with:

                        (i) any actual or alleged negligent or reckless act or
                  omission of Enzon or any of its employees; and

                        (ii) any actual or alleged violation by Enzon or any of
                  its employees of any law or regulation.

            10. Assignment.

                  (a) No party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party, except as otherwise provided in this Agreement.

                  (b) Enzon may assign this Agreement and any or all of its rights and obligations hereunder to any person or entity controlled by Enzon or which shall succeed (by merger, joint venture or the purchase or lease of assets or otherwise) to the business of Enzon; provided that any such assignee shall have expressly assumed in a writing delivered to Consultant the obligations of Enzon hereunder. To the extent provided in such assignment, any such assignee shall succeed to all the rights and benefits of Enzon hereunder as if such assignee had been named initially a party hereto in the place of Enzon.

                  (c) No assignment or delegation by Consultant of this Agreement and any or all of its rights or obligations hereunder shall release it from its obligations under Section 6 hereof.

            11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed certified mail, return receipt requested, with postage prepaid, (ii) sent by a reputable overnight courier service or (iii) hand delivered to a party at the address specified therefore at the top of this Agreement or to such other address as such party may hereafter specify by notice in accordance with this Section 10.

            12. Parties in Interest. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors and permitted assigns, and there are no so-called third party beneficiaries hereof, whether express or implied.

            13. Amendment and Modification. No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the parties hereto.

            14. Entire Agreement. Except as otherwise set forth herein, this Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings between them relating thereto.

            15. Headings and Titles. The headings and titles of sections, paragraphs and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for the purpose of interpreting or construing the provisions hereof.

            16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to the conflicts of laws rules thereof.

      IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

____________________________________                ENZON PHARMACEUTICALS, INC.
Kenneth J. Zuerblis

                                                    By:_________________________


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

SCHEDULE A

                                       to
                              Consulting Agreement
                                     between
                           Enzon Pharmaceuticals, Inc.
                                       and
                               Kenneth J. Zuerblis

Part I: Additional specifications, standards, goals, requirements, etc. applicable to the Consulting Services:

Part II: Time Parameters: [Specify the time Consultant (or its staff) will be required to devote and any other details relevant to volume and frequency of services.]

          Minimum of 40 hours per month.

Part III: Consulting Fee:

          On an annualized basis, Consultant's cash compensation shall be equal to his base salary effective during the last year of his employment with Enzon plus 100% of his target bonus based on such base salary. This compensation will be paid on a monthly basis in arrears against invoices submitted by Consultant.


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